Exhibit 99.1

Plymouth Industrial REIT Adds Caitlin Murphy to Board of Directors

BOSTON—(April 7, 2021) Plymouth Industrial REIT, Inc. (NYSE: PLYM) announced it has appointed Caitlin Murphy to the Board of Directors, effective April 5, 2021. Ms. Murphy will serve as an independent director and stand for re-election at the Company’s annual stockholder meeting. This appointment increases Plymouth’s Board of Directors to eight members.

Ms. Murphy is the founder and CEO of Global Gateway Logistics based in St. Louis, Missouri. Prior to founding Global Gateway Logistics, she was Director of Business Development for Axis Worldwide Supply Chain & Logistics and was an International General Commodities Specialist for UniGroup Worldwide Logistics. Ms. Murphy began her career with IM Force in Beijing, China as an Associate, Overseas Development and Marketing. She holds a BSBA in International Business from the University of Missouri.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth, noted, “We have intentionally sought to add direct experience in logistics and supply chain operations in our largest markets to the board of directors. Caitlin has extensive experience in the logistics industry and firsthand knowledge of our industrial markets throughout the Midwest as well as the fundamentals that are driving demand for our space. We expect she will bring a valuable industry perspective that will complement the extensive real estate and investment experience that already exists on Plymouth’s board of directors.”

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 942-7077
TSullivan@scr-ir.com